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                                                               EXHIBIT 3(i)(b)

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              EYE TECHNOLOGY, INC.

                             Pursuant to Section 242
                           of the General Corporation
                          Law of the State of Delaware

         Eye Technology, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") DOES HEREBY CERTIFY:

         1. That ARTICLE FOURTH of the Restated Certificate of Incorporation of the Corporation is amended by deleting the first paragraph thereof in its entirety and inserting in lieu thereof:

         FOURTH: The total number of shares of stock which the Corporation has the authority to issue is Five Million (5,000,000) shares of Common Stock having a par value of one cent ($.01) per share (hereinafter called "Common Stock") and One Hundred Thousand (100,000) shares of Preferred Stock having a par value of one cent ($.01) per share (hereinafter called "Preferred Stock"), making a total of Five Million One Hundred Thousand (5,100,000) shares of stock.

         2. That upon the effectiveness of the foregoing amendment to Article FOURTH of the Restated Certificate of Incorporation and simultaneously therewith, each share of Common Stock of the Corporation, having a par value of one cent ($.01) per share, issued and outstanding, or held in the treasury of the Corporation, immediately prior to the effectiveness of such amendment, shall be changed into and become one-tenth fully paid and nonassessable share of Common Stock having a par value of one cent ($.01) per share. No fractional interests resulting from such reverse stock split shall be issued, but in lieu thereof, the Corporation shall round up to the nearest whole share of Common Stock, par value $.01 per share, and issue a new certificate representing the new number of shares, including a whole share representing any such fractional interest, to all stockholders of record as of the close of business on April 2, 1993.

         3. That the foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the favorable vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon and



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that this Certificate of Amendment of Restated Certificate of Incorporation
shall be effective at 5:00 p.m. Eastern Standard Time on April 2, 1993.

Signed and attested to on March 25, 1993.

                                             /s/ Robert J. Fitzsimmons
                                             ----------------------------------
                                             Robert J. Fitzsimmons, President


ATTEST:

/s/ Samuel P. Sears, Jr.
--------------------------
Samuel P. Sears, Jr.,
Secretary